Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-156003

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective upon filing with the Securities and Exchange Commission. We are not using this prospectus supplement or the attached prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 7, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 8, 2008)

FRANCE TELECOM

$            % Notes due 20

$            % Notes due 20

We will pay interest on the notes due 20     (the “     notes”) at a rate of     % per year and on the notes due 20     (the “     notes”) at a rate of     % per year. In this prospectus supplement, we refer to the      notes and the      notes collectively as the “notes.” We will pay interest on the notes on      and      of each year, beginning on             , 2012.

At our option, we may redeem one or both series of the notes at any time, in whole or in part, at a redemption price equal to their principal amount plus a “make-whole” premium, if any, as set forth in this prospectus supplement under “Description of the Notes – Redemption – Optional Redemption.” We may also redeem all of one or both series of the notes at any time at a price equal to 100% of their principal amount in the event of certain tax law changes requiring the payment of additional amounts as described herein. See “Description of the Notes – Redemption – Optional Tax Redemption.” We will pay accrued and unpaid interest, if any, and any other amounts payable to the date of redemption. The notes will not be subject to any sinking fund requirements. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. See “Description of the Notes.”

The notes will be our unsecured and unsubordinated obligations, and will rank equally with each other and with all of our present and future unsecured and unsubordinated debt obligations.

We do not intend to list the notes on any securities exchange or automated quotation system.

Investing in the notes involves risks. Prior to making a decision about investing in the notes, you should consider carefully the specific factors that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and page 6 of the attached prospectus.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to France Telecom(1)
Per note		%		%		%
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2011 if settlement occurs after that date.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its direct and indirect participants (including Euroclear S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”)) against payment on or about September     , 2011.

BofA Merrill Lynch
Citigroup
J.P. Morgan

The date of this prospectus supplement is September             , 2011.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the attached prospectus and the documents incorporated by reference herein or therein, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

As used herein, the terms “Company,” “France Telecom,” “France Telecom group,” the “Group,” “we,” “our,” “ours” and “us,” unless the context otherwise requires, refer to France Telecom together with its consolidated subsidiaries, and “France Telecom S.A.” refers to the parent company, a French société anonyme (corporation), without its subsidiaries.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated herein by reference, and the attached prospectus contain forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 (the “Securities Act”) or Section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)) about France Telecom, including, without limitation, certain statements made in “Item 5 Operating and Financial Review and Prospects,” as well as in “Item 4.B Business overview” of France Telecom’s 2010 Form 20-F, as defined below. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “is expected to,” “will,” “should,” “seeks,” “anticipates,” “outlook,” “target,” “objective,” or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by the forward-looking nature of discussions of strategy, plans or intentions. Although France Telecom believes these statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, including matters not yet known to France Telecom or not currently considered material by France Telecom, and there can be no assurance that anticipated events will occur or that the objectives set out will actually be achieved. Forward-looking statements speak only as of the date they are made. Other than as required by law, France Telecom does not undertake any obligation to update them in light of new information or future developments.

Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among others:

•	intense competition in the telecommunications industry;

•	France Telecom’s ability to find growth opportunities in new markets and activities;

•	deterioration of the general economic and business conditions in the markets served by France Telecom and its affiliates, or the failure of such conditions to improve;

•	overall trends in the economy in general and in France Telecom’s markets;

•

the effectiveness of the Conquests 2015 industrial project, including, but not limited to, the success of the action plans regarding human resources and information technologies, network development, customer satisfaction and international expansion, as well as the effectiveness of other strategic, operating and financial initiatives;

•	France Telecom’s ability to adapt to the ongoing transformation of the telecommunications industry, in particular to technological developments and new customer expectations;

•	legal and regulatory developments and constraints, and the outcome of legal proceedings related to regulation and competition;

•	the success of France Telecom’s domestic and international investments, joint ventures and strategic relationships;

•	risks related to information and communication technology systems generally;

•	exchange rate fluctuations;

•	interest rate fluctuations, France Telecom’s ability to access the capital markets and the conditions of capital markets in general;

•	other risks and uncertainties discussed in “Item 3 Key Information—3.D Risk factors” of our 2010 Form 20-F.

We urge you to carefully review and consider the various disclosures we make in this prospectus supplement and the attached prospectus, including the documents incorporated by reference, concerning the factors that may affect our business, including the disclosures made in “Item 3 Key Information—3.D Risk factors,” “Item 5 Operating and Financial Review and Prospects,” and “Item 11 Quantitative and Qualitative Disclosures About Market Risk” in our 2010 Form 20-F, as defined below.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

We have filed with the SEC a registration statement on Form F-3 relating to the notes covered by this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus are part of that registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of France Telecom, the reference is only a summary. You should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site (http://www.sec.gov).

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus supplement and the attached prospectus and information previously incorporated by reference herein and therein.

The information that we incorporate by reference is an important part of this prospectus supplement and the attached prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus supplement and the attached prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•

Our report on Form 6-K filed with the SEC on September 7, 2010, containing the Form of First Supplemental Indenture by and between France Telecom and The Bank of New York Mellon, as Trustee, that expressly states that we incorporate it by reference in the registration statement on Form F-3 of which this prospectus supplement and attached prospectus are a part;

•	Our Annual Report on Form 20-F for the year ended December 31, 2010 (the “2010 Form 20-F”) (File No. 001-14712), filed with the SEC on April 21, 2011;

•

Our report on Form 6-K filed with the SEC on September 7, 2011, containing our condensed consolidated interim financial statements and operating and financial review for the period ended June 30, 2011, our ratio of earnings to fixed charges and a statement of computation of such ratio, that expressly states that we incorporate it by reference in the registration statement on Form F-3 of which this prospectus supplement and attached prospectus are a part; and

•

Any document filed in the future with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed. Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus supplement (or portions thereof) is incorporated by reference in this prospectus supplement and the attached prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus supplement and the attached prospectus and that it is not subsequently superseded.

You may request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, 6, place d’Alleray, 75015 Paris, France, tel: +33-1-44-44-22-22.

The 2010 Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus supplement and the attached prospectus. The information in this prospectus supplement and the attached prospectus, to the extent applicable, automatically updates and supersedes the information in the 2010 Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate as of any date other than the date on the front of those documents.

SUMMARY

This summary does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the attached prospectus and the additional documents incorporated by reference herein and therein for more information about us.

Introduction

France Telecom S.A. is a société anonyme incorporated under the laws of France. France Telecom is the third largest European mobile operator, the second largest ADSL Internet access provider in Europe, and a global leader in telecommunications services for multinational businesses under the Orange Business Services brand. It recorded revenues of 45.503 billion euros for the fiscal year 2010. Revenues for the six months ended June 30, 2011 were 22.569 billion euros. As of December 31, 2010, France Telecom provided services to 209 million customers and as of June 30, 2011 provided services to 217.3 million customers.

France Telecom’s ordinary shares have been listed on Euronext Paris and its ADRs have been listed on the New York Stock Exchange (“NYSE”) since October 1997, when the French government sold 25% of its shares to the public and to France Telecom employees. France Telecom S.A.’s transfer from the public sector to the private sector took place on September 7, 2004 further to the government’s disposal of an additional 10.85% of France Telecom’s capital. At June 30, 2011, the French State owned 26.94% of France Telecom share capital and 26.96% of the voting rights either directly or indirectly in concert with the Fonds Stratégique d’Investissement.

France Telecom’s principal executive office is located at 6, Place d’Alleray, 75015 Paris, France and the telephone number is +33-1-44-44-22-22.

THE OFFERING

Please refer to “Description of the Notes” on page S-14 of this prospectus supplement and “Description of Debt Securities” on page 11 of the attached prospectus for more information about the notes.

Issuer	France Telecom S.A.

Notes Offered	$ in principal amount of % notes due 20

$             in principal amount of     % notes due 20

Maturity Date	, 20 for the notes and , 20 for the notes

Ranking	The notes will not be secured by any of the property or assets of France Telecom and will rank equally with all other existing and future unsecured and unsubordinated debt of France Telecom.

Interest	% per annum for the notes and % per annum for the notes. Interest on the notes will be paid semi-annually in arrears on and of each year beginning on , 20 .

Payment of Additional Amounts	Subject to certain exceptions and limitations, if applicable law requires that payments of principal and interest in respect of the notes is subject to deduction or withholding, we will pay such additional amounts under the notes as are necessary in order that the net payment of the principal and interest on the note received by the holders shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such deduction or withholding. See “Description of the Notes—Payment of Additional Amounts” herein.

Optional Redemption	We have the right to redeem each series of the notes, in whole or in part, at any time and from time to time at the redemption price set forth herein together with accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to the redemption date. See “Description of the Notes—Redemption—Optional Redemption.”

Optional Tax Redemption	Under certain circumstances, each series of the notes may be redeemed, in whole but not in part, at our option at a redemption price equal to 100% of the principal amount of the notes, together with additional amounts, if any, and interest accrued to (but excluding) the date fixed for redemption, if we will be required to pay certain additional amounts with respect to the notes. In addition, under certain circumstances, we may redeem in whole but not in part, notes held by a holder located in, or with respect to which payments are made in, a Non-cooperative State. See “Description of the Notes—Redemption—Optional Tax Redemption” herein.

Covenants and Events of Default	The terms and conditions of the notes provide for a limited negative pledge and restrictions on certain merger and consolidation transactions and the ability we or certain subsidiaries have to transfer our respective assets substantially as an entirety, as well as for certain events of default. There are no covenants restricting the ability of our company or our subsidiaries to make payments, incur indebtedness, dispose of assets, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business. For further information, see “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets,” “Description of Debt Securities—Negative Pledge” and “Description of Debt Securities—Events of Default” in the attached prospectus and “Description of the Notes—Covenants—Other Indebtedness” herein.

Book-entry Issuance, Settlement and Clearance	We will issue the notes solely in book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the notes will be represented by one or more global securities registered in the name of DTC or a nominee thereof. You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg) will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement” in the attached prospectus.

Additional Notes	We may, at our option, at any time and without the consent of the then existing note holders issue additional notes of any series in one or more transactions subsequent to the date of this prospectus supplement with terms (except for certain terms and conditions permitted to vary under the indenture governing the notes including, for example, the issuance date, the date upon which interest begins to accrue and, in some cases, the first interest payment date) identical to the notes of that series issued hereby. These additional notes will be deemed to be part of the same series as the relevant series of notes offered hereby and will provide the holders of these additional notes the rights to vote together with holders of the series of the notes offered hereby.

Defeasance and Discharge	We may discharge our obligations to comply with any payment or other obligation on the notes, or be released from certain covenants, by depositing funds or obligations issued by the United States government in an amount sufficient to provide for the timely payment of principal, interest and other payments due under the notes, as described under “Description of Debt Securities—Defeasance and Discharge” in the attached prospectus.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 6 of the attached prospectus for risks related to an investment in the notes, in addition to the risk factors included in the 2010 Form 20-F.

Trustee and Principal Paying Agent	The Bank of New York Mellon.

Listing	We do not intend to list the notes on any securities exchange or automated quotation system.

Governing Law	New York.

Use of Proceeds	We intend to use the net proceeds for general corporate purposes.

CUSIP/ISIN	For the notes: /

For the notes: /

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement and the attached prospectus, before you decide to purchase notes. In particular, you should review the risks relating to our business included in the 2010 Form 20-F, incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the notes

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the notes and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the notes currently face.

At any point in time there may or may not be an active trading market for the notes.

At any point in time there may or may not be an active trading market for the notes. We have not listed and do not intend to list the notes on any securities exchange or automated quotation system. In addition, underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the notes to trade at a discount are, among others:

•	an increase in prevailing interest rates;

•	a decline in our credit worthiness;

•	the time remaining to the maturity;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

France Telecom S.A. receives cash flows from its subsidiaries which can be used to meet its payment obligations under the notes. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to France Telecom S.A.’s right to receive payment from the assets of such subsidiaries, holders of the notes will be effectively subordinated to creditors of the subsidiaries insofar as cash flows from those subsidiaries are relevant to meeting payment obligations under the notes. The terms and conditions of the notes and the indenture under which they are issued do not limit the amount of liabilities that our subsidiaries may incur. As of June 30, 2011, our total outstanding net financial debt amounted to 30,285 million euros, of which 26,455 million euros represented the net financial debt of France Telecom S.A. and 3,830 million euros represented the net financial debt of other Group subsidiaries. The latter corresponds to the net financial debt of such other entities of our group after applying the relevant consolidation percentage and eliminating intra-group financial debt. In addition, certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to France Telecom S.A which could also limit the amount of funds available to meet payment obligations under the notes.

Since the notes are unsecured, your right to receive payments will be effectively subordinated to the rights of any secured creditors.

The notes that we are offering will be unsecured. Although the indenture governing the notes contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure certain limited types of bonds or similar debt instruments unless we make a similar pledge (or otherwise provide security approved by the bondholders) to secure the debt securities offered by this prospectus supplement as described under “Description of Debt Securities—Negative Pledge” of the attached prospectus, we and our principal subsidiaries are otherwise entitled to pledge our assets to secure debts. If we default on the notes, or after bankruptcy, liquidation or reorganization, then, to the extent we have previously granted security over our assets, the assets that secure those debts will then be used to satisfy the obligations under that secured debt before we can make payment on the notes. As a result, there may only be limited assets available to make payments on the notes. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness, including debt securities, in the remaining assets.

We are not restricted in our ability to dispose of our assets by the terms of the notes.

Under the terms of the notes, we are generally permitted to sell or otherwise dispose of any or of substantially all of our assets to another corporation or other entity, subject to certain conditions found in “Description of Debt Securities—Negative Pledge” of the attached prospectus. If we dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are intended to reflect our ability to meet our payment obligations, generally and in respect of the notes. They may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes and our other debt securities. U.S. federal regulations applicable to ratings agencies have recently changed, which has led to changes in the manner in which the ratings agencies conduct their business and may continue to lead to other changes in the future.

French insolvency law may supersede certain provisions of the Indenture

Under French insolvency law, holders of debt securities (obligations) are automatically grouped into a single assembly of holders (the “Assembly”) during an accelerated financial safeguard proceeding (procédure de sauvegarde financière accélérée), a safeguard proceeding (procédure de sauvegarde) or a judicial reorganization proceeding (procédure de redressement judiciaire) of a company in order to vote on the restructuring plan approved by the creditors’ committees. If France Telecom S.A. were subject to such proceedings, the Assembly would comprise holders of all debt securities issued by France Telecom S.A., including the notes, and regardless of their governing law. The Assembly would be called to deliberate on a draft safeguard plan (projet de plan de sauvegarde) or a judicial reorganization plan (projet de plan de continuation) with respect to France Telecom S.A. and may further agree to:

•	reschedule and/or write-off the debt represented by the debt securities (including the notes);

•	treat different types of debt securities holders differently (including any noteholders), if justified by differences in circumstances; and/or

•	decide to convert debt securities (including the notes) into shares.

Decisions of the Assembly would be taken by a two-third majority (calculated as a proportion of the debt securities held by the holders of debt securities who voted at the Assembly). The Assembly is not subject to quorum requirements.

Certain provisions of the Indenture may not be enforced or enforceable in these circumstances.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

France Telecom S.A. is a corporation organized under the laws of France. All of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of United States will be enforceable in France. See “Enforceability of Certain Civil Liabilities” in the attached prospectus.

CAPITALIZATION

The following table sets forth our current and long-term liabilities and total capitalization as of June 30, 2011 prepared on the basis of the International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”).1

	As at June 30, 2011
(in millions of euros)	Actual	As Adjusted(1)
(A) Short-term Financial Liabilities (including short-term portion of long-term financial liabilities) that are:
Guaranteed(2)	183
Secured(3)	23
Unguaranteed/Unsecured	4,993

Total short-term financial liabilities	5,199

(B) Long-term Financial Liabilities (excluding short-term portion) that are:
Guaranteed(2)	13
Secured(3)(4)	535
Unguaranteed/Unsecured	31,155

Total long-term financial liabilities	31,703

(C) Non-Controlling Interests (excluded from net income):	1,880
(D) Equity attributable to the owners of the parent (excluding net income):
Share capital	10,596
Statutory reserves	1,059
Other reserves	14,569

Equity attributable to the owners of the parent (excluding net income)	26,224

Capitalization	65,006

(1)	As adjusted to reflect the issuance of the notes offered pursuant to this prospectus supplement, translated from U.S. dollars into euros using the September , 2011 Noon Buying Rate of $1 = euros, for a total amount of euros.
(2)	Neither France Telecom S.A. nor its subsidiaries have financial indebtedness guaranteed by third parties outside of France Telecom, other than certain indebtedness of Telekomunikacja Polska guaranteed by the European Investment Bank.
(3)	Does not include certain financial debt, comprised of asset- or mortgage-backed securities or capitalized leases with respect to which either France Telecom S.A. or any of its subsidiaries has given pledges, guarantees, privileges or other security interests.
(4)	Includes 480 million euros of cash collateral for derivatives. France Telecom has concluded agreements with various financial counterparts that may impose a monthly settlement corresponding, subject to threshold conditions, to the variation in the market value of these instruments (mark to market). France Telecom has issued debt securities in foreign currencies (USD, CHF, JPY, GBP, HKD) that it has generally swapped for euro.

As of the date of this prospectus, no significant change has occurred (with respect to the information presented above) since June 30, 2011.

[1]	As of June 30, 2011, the accounting standards and interpretations endorsed by the European Union are similar to the compulsory standards and interpretations published by the IASB with the exception of the IAS 39 standard, only partially endorsed by the European Union, which has no effect on France Telecom’s accounts. Consequently, France Telecom’s financial statements are prepared in accordance with the IFRS standards and interpretations, as published by the IASB.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions but before deducting estimated offering expenses) from the sale of the notes will be $            .

We intend to use the net proceeds from the offering for general corporate purposes.

SELECTED HISTORICAL FINANCIAL DATA OF FRANCE TELECOM

The following table sets forth selected consolidated financial and other operating data of France Telecom. The selected financial data set forth below should be read in conjunction with the consolidated financial statements and “Item 5 Operating and Financial Review and Prospects” appearing in the 2010 Form 20-F. France Telecom’s consolidated financial statements were prepared in accordance with IFRS as published by the IASB for the years ended December 31, 2006, 2007, 2008, 2009 and 2010.

The selected financial information presented below relating to the years ended December 31, 2006, 2007, 2008, 2009 and 2010 is extracted or derived from the consolidated financial statements audited by Deloitte & Associés and Ernst & Young Audit.

CONSOLIDATED INCOME STATEMENT

(millions of euros, except share data)	2010		2009		2008	2007	2006
Revenues	45,503		45,845		46,712	46,568	51,702
Operating income/(loss)	7,562		7,650		9,754	10,540	6,988
Finance costs, net	(2,000)		(2,206)		(2,884)	(2,647)	(3,251)
Consolidated net income after tax of continuing operations	3,807		3,202		4,014	6,648	1,557
Consolidated net income after tax of discontinued operations	1,070		200		404	171	3,211
Consolidated net income after tax attributable to owners of France Telecom S.A.	4,880		3,018		4,073	6,300	4,139
Net earnings per share
Net income of continuing operations attributable to owners of France Telecom S.A.
Net earnings per share—basic	1.44	(3)	1.06	(1)	1.41	2.36	0.40
Net earnings per share—diluted	1.43	(4)	1.06	(1)	1.39 (1)	2.30	0.39
Net income attributable to owners of France Telecom S.A.
Net earnings per share—basic	1.84	(3)	1.14	(1)	1.56 (1)	2.42	1.59
Net earnings per share—diluted	1.82	(4)	1.14	(1)	1.54 (1)	2.36	1.57

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(millions of euros)	2010		2009		2008	2007	2006
Intangible assets, net(2)	40,335		37,750		43,923	47,465	49,675
Property, plant and equipment, net	24,756		23,547		25,826	27,849	28,222
Total assets	94,276		90,910		93,652	100,601	102,616
Net financial debt	31,840		32,534		35,424	37,980	42,017
Equity attributable to owners of the parent	29,101		26,864		27,032	29,471	26,437

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions of euros)	2010		2009		2008	2007	2006
Net cash provided by operating activities	12,588		14,003		14,743	14,644	13,863
Net cash used in investing activities	(5,951)		(5,397)		(7,167)	(6,881)	(4,691)
Purchases of property, plant and equipment and intangible assets	(6,102)		(5,454)		(6,657)	(7,064)	(7,039)
Net cash used in financing activities	(6,117)		(9,554)		(6,706)	(7,654)	(9,271)
Cash and cash equivalents at end of year	4,428		3,805		4,694	4,025	3,970

(euros)	2010		2009		2008	2007	2006
Dividend per share for the year	1.40		1.40		1.40	1.30	1.20

(1)	Earnings per share calculated on a comparable basis.
(2)	Includes goodwill and the other intangible assets.
(3)	The weighted average number of ordinary shares used for calculating basic earnings per share is 2,647,269,516.
(4)	The weighted average number of ordinary shares used for calculating diluted earnings per share is 2,710,317,023.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms of debt securities set forth in the attached prospectus under the heading “Description of Debt Securities.” It is important for you to consider the information contained in the attached prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the attached prospectus, you should rely on the information contained in this prospectus supplement.

However, as indicated in the “Description of Debt Securities,” the indenture between our company and The Bank of New York Mellon, as Trustee, and its associated documents (including the supplemental indenture referred to below) contain the full legal text governing the matters summarized in the referenced section “Description of Debt Securities” and in this section, and such sections are subject to and qualified in their entirety by reference to all the provisions of the indenture. See the “Description of Debt Securities” for information on how to obtain a copy of the indenture.

General

We will offer the notes under an indenture between our company and The Bank of New York Mellon, as Trustee, dated as of July 7, 2009, as amended by a supplemental indenture, a form of which is incorporated herein by reference (as amended, the “Indenture”). The notes will be issued only in fully registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated debt.

As indicated below under the heading “—Further Issuances,” we may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the notes (except for certain terms and conditions permitted to vary under the Indenture including, for example, the issuance date, the date upon which interest begins to accrue and, in some cases, the first interest payment date). Any additional notes having such similar terms, together with the notes of the applicable series offered hereby, will constitute a single series of notes under the Indenture.

The notes are governed by and construed in accordance with the laws of the State of New York.

Principal and Interest

We will issue US$                     principal amount of                     % notes due                 , 20         (the “20         notes”) and US$                     principal amount of                     % notes due                 , 20         (the “20         notes”) and, collectively with the 20         notes, the “notes”).

Each series of the notes will bear interest from                 , 2011 at the applicable rate per annum indicated on the cover page of this prospectus supplement. Interest on the notes will be payable on                  and                  of each year, commencing                 , 2012 to the holders in whose names the notes are registered at the close of business on                  and                  of each year immediately preceding the related interest payment date, which are the record dates.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will be paid at the Trustee’s corporate trust office. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. For so long as the notes are represented by global notes, we will make payments of interest by wire transfer to DTC or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures.

The notes are not entitled to any sinking fund. The provisions of the Indenture summarized in the attached prospectus under “Description of Debt Securities—Defeasance and Discharge” will apply to the notes.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

For purposes of this section, business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in The City of New York and Paris, France are authorized generally or obligated by law, regulation or executive order to close.

Payment of Additional Amounts

With respect to the notes offered hereby, the information under the heading “Description of Debt Securities—Special Situations—Payment of Additional Amounts” in the attached prospectus is hereby replaced by the following:

“Payment of Additional Amounts

We will make payments on the notes without withholding any taxes unless otherwise required to do so by French law (including, for the avoidance of doubt, regulations). If French law requires that any payment of principal and interest in respect of any note is subject to deduction or withholding in respect of any present or future taxes, duties, assessments or governmental charges of whatsoever nature, all of which we call taxes, imposed or levied by, or on behalf of France or any political subdivision or any authority therein or thereof having power to tax, we will, to the fullest extent then permitted by law, pay such additional amounts as may be necessary in order that the net amounts received by the holders of the debt securities after such deduction or withholding shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the notes in the absence of such withholding or deduction, (which we refer to as the additional amounts); except that no such additional amounts shall be payable with respect to any note:

•

presented for payment by or on behalf of, a holder (including a beneficial owner (ayant droit)), who is liable for such taxes in respect of such debt security by reason of the holder’s having some connection with France other than the mere holding of (or beneficial ownership with respect to) the note;

•

presented for payment for, or on behalf of a holder (including a beneficial owner (ayant droit)) that is established or domiciled in a non-cooperative State or territory within the meaning of Article 238-0 A of the French General Tax Code ( Code général des impôts ) (a “Non-cooperative State”) or which would have been able to avoid such taxes by receiving payments under such note in a bank account opened in a financial institution that is not located in any Non-cooperative State;

•

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC, as amended from time to time, or any law implementing or complying with, or introduced in order to conform to, such Directive;

•

presented for payment by or on behalf of a holder of any note, who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a Member State of the European Union; or

•

where presentation of the note is required for payment, more than 30 days after the Relevant Date (as defined below) except to the extent that the holder would have been entitled to such additional amounts on presenting it for payment on such thirtieth day.

For the purpose of the payment of additional amounts, “Relevant Date” in respect of any note means the date on which such payment first becomes due or, if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or where presentation for payment is required, if earlier, the date seven days after that on which notice is duly given to the holders that, upon further presentation of the note being made in accordance with the terms and conditions of the note, such payment will be made, provided that payment is in fact made upon such presentation.”

Redemption

As explained below, we may redeem the notes before they mature in the circumstances and at the prices described below. This means we may repay them early. You have no right to require us to redeem the notes. Unless we fail to make payment when due of the redemption price, the redeemed notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 30 and 60 days’ notice before the redemption date.

Optional Redemption

We have the right at our option to redeem the notes of any series, in whole or in part, at any time or from time to time prior to their maturity. If we only redeem some of the notes of a series, the notes to be redeemed will be selected by the Trustee in accordance with the guidelines of the applicable clearing system, if any. If we redeem the notes at our option, the redemption price shall be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus the Applicable Redemption Margin for the notes to be redeemed. We will also pay you accrued interest on the principal amount of the notes that we redeem up to, but not including, the date of redemption.

“Applicable Redemption Margin” means (i)     % per annum, with respect to the 20     notes or (ii)     % per annum, with respect to the 20     notes.

“Treasury Rate” means, with respect to any redemption date and for any series of the notes, the rate per annum equal to the semi-annual equivalent yield to maturity or, if such an equivalent is not available, the interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to any series of notes, the United States Treasury security or securities selected by an Independent Investment Bank as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and the lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Bank” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC or their affiliates which are primary U.S. Government securities dealers, and their respective successors, and two other leading primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) designated by us. If any of the foregoing shall cease to be a primary treasury dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means with respect to each Reference Treasury Dealer and any redemption date and series of notes, the average, as determined by the Trustee in consultation with us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing or by email to the Trustee by such Reference Treasury Dealer at 3:30 p.m. local time in The City of New York, on the third business day preceding such redemption date.

Optional Tax Redemption

We have the option to redeem the notes of a series prior to maturity if, upon the occurrence of any change in, or any change in the official application or interpretation of, French law (including, for the avoidance of doubt, regulations) or the law (including, for the avoidance of doubt, regulations) of any jurisdiction in which the successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes, becoming effective after the issuance date of the notes (or in the case of a successor or substitute person of our company, the date on which such person assumed our obligations under the notes as described under “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets” in the attached prospectus), we would be required to pay additional amounts with respect to those notes as described under “—Payment of Additional Amounts” above and under “Description of Debt Securities—Special Situations—Payment of Additional Amounts” in the attached prospectus. In any such case, we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to, but not including, the redemption date. The redemption price for the notes in such case will be equal to the principal amount of the notes being redeemed together with additional amounts, if any, plus accrued interest. Furthermore, the redemption notice may not be given more than 90 days before the latest practicable date on which we could make payment of principal and interest without withholding for such French taxes (or in the case of a successor or substitute person of our company, the taxes arising from the law of the jurisdiction of incorporation or tax residency of such successor or substitute).

In addition, if, upon the occurrence of any change in, or any change in the official application or interpretation of French law (including, for the avoidance of doubt, regulations) or the law (including, for the avoidance of doubt, regulations) of any jurisdiction in which the successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes, becoming effective after the issuance date of the notes (or in the case of a successor or substitute person of our company, the date on which such person assumed our obligations under the notes as described under “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets” in the attached prospectus), we have suffered or will suffer a non-deductibility of interest and other revenues because a holder is located or payments are made in a Non-cooperative State with respect to any payment, on the next Interest Payment Date we may redeem the notes held by such holder in whole but not in part, at our option, on the occasion of the next payment due under the notes at an amount equal to the principal amount thereof together with Additional Amounts, if any, together with interest accrued to and including the date fixed for redemption.

Prior to giving the notice of a tax redemption, we will deliver to the Trustee

•

a certificate signed by a duly authorized officer stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•

an opinion of legal counsel stating that we are or would be obligated to pay additional amounts or have suffered or would suffer such non-deductibility of interest and other revenues as a result of such change or amendment in the official application or interpretation of French law (or in the case of a successor or substitute person of our company, the taxes arising from the law of the jurisdiction of incorporation or tax residency of such successor or substitute).

Covenants

With respect to the notes offered hereby, the information under the heading “Description of Debt Securities—Special Situations—Other Indebtedness” in the accompanying prospectus is hereby replaced by the following:

“Other Indebtedness

We covenant and agree for the benefit of the holders of the notes that in the event that we fail to pay when due or, if applicable, at the expiry of any grace period, any monies in excess of EUR 200,000,000 or its equivalent in any other currencies, in respect of any of our indebtedness, other than the notes, or in the event that any required payment in excess of EUR 200,000,000 or its equivalent in any other currencies in respect of any guarantee we give in respect of monies borrowed is not honored, all amounts payable with respect to the notes shall become immediately due and payable at the principal amount, together with interest and additional amounts, if any, accrued to the date of repayment, unless we are contesting in good faith that such debt is due or that such guarantee is callable so long as the dispute is being defended and has not been fully adjudicated or unless such non-payment arose due to a technical failure or administrative error and is remedied within the shorter of the applicable grace period and eight (8) business days next following the service on us by any holder of a note or a beneficial interest therein of notice requiring repayment thereof. For the purposes of this paragraph only, “business day” means a day on which commercial banks and foreign exchange markets settle payment in New York City and Paris.”

Holders of the notes will benefit from certain other covenants contained in the Indenture and affecting our ability to incur liens and merge with other entities. In particular, you should read the information under the heading “Description of Debt Securities—Special Situations—Negative Pledge” and “Description of Debt Securities—Special Situations—Consolidation, Merger and Sale of Assets” in the attached prospectus.

Reports

With respect to the notes offered hereby, we will file with the Trustee and the Commission, and transmit to holders, only such information, documents, and other reports, including financial information and statements and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission. We have no other obligation to provide information, documents or other reports.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Debt Securities—Special Situations—Events of Default” in the attached prospectus.

Further Issuances

We reserve the right, from time to time, without giving notice to or seeking the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of any series of the notes (except for certain terms and conditions permitted to vary under the Indenture including, for example, the issuance date, the date upon which interest begins to accrue and, in some cases, the first interest payment date), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the relevant series of notes. We may also issue other securities under the Indenture that have different terms from the notes.

Form of Notes, Clearance and Settlement

Each series of the notes will be issued as one or more global securities. You should read “Legal Ownership—Global Securities” in the attached prospectus for more information about global securities. We will not issue physical certificates representing the notes except in the limited circumstances we explain under “Legal Ownership—Global Securities—Special Situations in Which a Global Security Will Be Terminated” in the attached prospectus.

The notes will be issued in the form of global securities deposited in DTC. Beneficial interests in the notes may be held through DTC, including its direct participants Euroclear and Clearstream. For more information about global securities held by DTC through DTC, Euroclear or Clearstream you should read “Clearance and Settlement” in the attached prospectus.

It is expected that delivery of the notes will be made against payment for them on or about September             , 2011.

Notices

As long as notes in global form are outstanding, notices to be given to holders of the notes will be given only to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to any other holder.

Series

For purposes of giving consents or other matters in respect of which holders of our debt securities can vote or otherwise take action, the              notes and the              notes (including any further issuances that are deemed to constitute a part of either series) will be considered two separate series. See “Description of Debt Securities—Special Situations—Modification and Waiver” and “—Events of Default” in the attached prospectus.

Trustee

The Trustee under our Indenture is The Bank of New York Mellon. See “Description of Debt Securities—Regarding the Trustee” and “—Events of Default—Remedies If an Event of Default Occurs” in the attached prospectus for a description of the Trustee’s procedures and remedies available in the event of default.

TAXATION

The following description of tax considerations amends and restates in its entirety the description under the heading “Taxation” in the attached prospectus.

French Taxation

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the debt securities described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposal of the debt securities described in this prospectus supplement and the attached prospectus.

The following summary does not address the treatment of debt securities that are held by a holder who: (i) is a resident of France for the purposes of French taxation, (ii) is a shareholder of the issuer, or (iii) holds in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposal of debt securities in the light of their particular circumstances.

Taxation of Income

Interest and Other Revenues from the Debt Securities

French Taxation. Following the introduction of the French Loi de finances rectificative pour 2009 no. 3 (No. 2009-1674 dated December 30, 2009) (the “Law”), payments of interest and other revenues made by the Issuer with respect to debt securities issued on or after March 1, 2010 will not be subject to the withholding tax set out under Article 125 A III of the French General Tax Code unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”). A 50 % withholding tax will be applicable (subject to certain exceptions and to the more favorable provisions of any applicable double tax treaty) pursuant to Article 125 A III of the French General Tax Code with respect to such payments under the debt securities made in a Non-Cooperative State. Pursuant to the Ruling (rescrit) No. 2010/11 (FP and FE) of the French tax authorities dated February 22, 2010 (the “Ruling”), such payments under the debt securities would be deemed to be made in a Non-Cooperative State if (i) made to a bank account opened in a financial institution located in a Non-Cooperative State if such payments are made by way of a bank transfer (inscription en compte) or (ii) paid or accrued to persons established or domiciled in such Non-Cooperative State if such payments are made in cash, by check or by any other means.

Pursuant to a ministerial regulation (arrêté) dated April 14, 2011, the list of Non-Cooperative States referred to in Article 238-0 A of the French General Tax Code, for the year 2011, comprises the following States: Anguilla, Belize, Brunei, Costa Rica, Cook Islands, Dominica, Grenada, Guatemala, Liberia, Marshall Islands, Montserrat, Nauru, Niue, Oman, Panama, Philippines, St Vincent & the Grenadines and the Turks & Caicos Islands. As regards Oman, the French tax consequences of its inclusion in the list of Non-Cooperative States will be effective from January 1, 2012 only.

Furthermore, interest and other revenues on such debt securities paid on a bank account opened in a financial institution located in a Non-Cooperative State or paid or accrued to persons established or domiciled in a Non-Cooperative State may no longer be deductible from the Issuer’s taxable income, as from the fiscal years starting on or after January 1, 2011. Under certain conditions, any such non-deductible interest and other revenues may be recharacterized as deemed distributed income pursuant to Article 109 of the French General Tax Code, in which case such non-deductible interest and other revenues may be subject to the withholding tax set out under Article 119 bis of the French General Tax Code, at a rate of 25% or 50% subject to more favorable provisions of any applicable double tax treaty.

Notwithstanding the foregoing, the Law provides that neither the 50% withholding tax nor the non-deductibility will apply in respect of a particular issue of debt securities if the Issuer can prove that the principal purpose and effect of such issue was not to allow the payments of interest or other revenues to be made in a Non-Cooperative State (the “Exemption”). Pursuant to the Ruling, an issue of debt securities will be deemed not to have such a purpose and effect, and accordingly will be able to benefit from the Exemption if such debt securities are:

(i)	offered by means of a public offering within the meaning of Article L.411-1 of the French Monetary and Financial Code or pursuant to an equivalent offer in a State other than a Non-Cooperative State. For this purpose, an “equivalent offer” means any offer requiring the registration or submission of an offer document by or with a foreign securities market authority; or

(ii)	admitted to trading on a regulated market or on a French or foreign multilateral securities trading system provided that such market or system is not located in a Non-Cooperative State, and the operation of such market is carried out by a market operator or an investment services provider, or by such other similar foreign entity, provided further that such market operator, investment services provider or entity is not located in a Non-Cooperative State; or

(iii)	admitted, at the time of their issue, to the operations of a central depository, or to those of a settlement and delivery systems operator for financial instruments within the meaning of Article L. 561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositories or systems operators, provided that such depository or systems operator is not located in a Non-Cooperative State.

EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Savings Directive (in this section “Taxation,” the “Savings Directive”) on the taxation of savings income under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 20% from July 1, 2008 to June 30, 2011 and 35% as from July 1, 2011. The ending of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.

On November 13, 2008, the European Commission published a proposal for amendments to the Savings Directive. The proposal included a number of suggested changes which, if implemented, would broaden the scope of the rules described above. The European Parliament approved an amended version of this proposal on April 24, 2009. Investors who are in any doubt as to their position should consult their professional advisers.

In relation to French taxation, the Savings Directive has been implemented in French law under Article 242 ter of the French General Tax Code and Articles 49 I ter to 49 I sexies of the Schedule III to the French General Tax Code which impose on paying agents based in France an obligation to report to the French tax authorities certain information with respect to interest payments made to beneficial owners domiciled in another Member State, including, among other things, the identity and address of the beneficial owner and a detailed list of the different categories of interest paid to that beneficial owner.

Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided in “Description of the Notes—Payment of Additional Amounts” and “Description of the Notes—Redemption—Optional Tax Redemption” herein.

Capital Gains

Non-French resident holders of debt securities who do not hold the debt securities in connection with a business or profession conducted in France generally will not be subject to any French income tax or capital gains tax on the sale or disposal of debt securities. Transfers of debt securities made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the Convention between the Government of the United States of America and the Government of French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes and Estates and Gifts dated November 24, 1978, a transfer of debt securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of making the gift or at the time of his or her death and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax (impôt de solidarité sur la fortune) generally does not apply to debt securities owned by non-French residents.

United States Taxation

This subsection deals only with debt securities that are issued in registered form for U.S. tax purposes and are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities, if any, that are issued in bearer form for U.S. tax purposes or debt securities, if any, that are to mature more than 30 years from their date of issue, and any other special U.S. federal income tax consequences applicable to a particular series of debt securities will be discussed in the applicable prospectus supplement.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or other entity taxed as a U.S. domestic corporation for U.S. federal income tax purposes, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This summary deals only with U.S. holders that hold debt securities as capital assets. With respect to securities purchased in the initial offering, this summary deals only with securities issued at the “issue price” (as defined below). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, person subject to the alternative minimum tax or a person whose “functional currency” is not the U.S. dollar.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations, U.S. Internal Revenue Service administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary assumes that the debt securities will be characterized as debt rather than equity for U.S. federal income tax purposes and that U.S. holders will treat the securities as such.

You should consult your own tax adviser with respect to the U.S. federal income tax consequences of acquiring, holding and disposing of debt securities, including the relevance to your particular situation of the considerations discussed below. You should also consult your tax adviser regarding the relevance to your particular situation of state, local or other tax laws, as well as the Income Tax Treaty between the Republic of France and the United States of America.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income, and not as capital gain, at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year), which is discussed further below. Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the U.S. Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security. Your interest income will be foreign source for U.S. federal income tax purposes, and any foreign exchange gain you realize (as described above) generally will be U.S. source or foreign source according to your residence for such purposes.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, each of which are discussed below, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes the special election described below), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes the special election described below), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is noted in the two preceding paragraphs, must be applied consistently from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Under existing law, net long-term capital gain recognized by an individual U.S. holder before January 1, 2013 generally will be subject to tax at a maximum tax rate of 15%, rather than the maximum rate of 35% applicable to net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited. Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss (rather than capital gain or loss) to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will generally be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury Regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the annual yield to maturity and the qualified stated interest will be determined for these purposes as if the debt security bore interest for all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. As a result of the above-described method of including original issue discount income based on a constant yield-to-maturity, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be less in the early years and greater in the later years than if such amounts were determined on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating-rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a floating-rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating-rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the applicable prospectus supplement.

Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the applicable prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the U.S. Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. A cash-basis holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security, you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably to the electing holder or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described above will not apply to short-term debt securities.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the U.S. Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period.

Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security.

If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable prospectus supplement.

New Legislation

Newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay a Medicare-like tax of 3.8% (in addition to taxes they would otherwise be subject to) on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of notes.

Information Reporting and Backup Withholding

The paying agent must file information returns with the U.S. Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax.

UNDERWRITING

Each underwriter named below has severally agreed, subject to the terms and conditions of the Purchase Agreement with the Company, dated September             , 2011, to purchase the principal amount of notes set forth below opposite its name. The underwriters have agreed to purchase all of the notes sold pursuant to the Purchase Agreement if any of these notes are purchased.

Principal Amount of Notes
	Notes	Notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$	$
Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities LLC.	$	$
Total	$	$

The notes are new issues of securities with no established trading markets. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions.

The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount of up to             % of the principal amount of the              notes and up to             % of the principal amount of the              notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the notes:

Securities and Exchange Commission registration fee	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Trustees’ fees and expenses	$
Registrar and paying agent fees and expenses	$
Miscellaneous	$
Total	$

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery of the notes shall be made through the facilities of the DTC, Euroclear and Clearstream unless the underwriters shall otherwise instruct.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the issue date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Selling Restrictions

European Economic Area. In relation to each Member of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of notes is being made to the public in any Relevant Member State. In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 Prospectus Directive Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 (and amendments thereto, including the 2010 Prospectus Directive Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 Prospectus Directive Amending Directive” means Directive 2010/73/EU of the European Parliament and of the Council of November 24, 2010.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

France. In the underwriting agreement, each underwriter will severally represent and agree that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement and the attached prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and will only be made in France through a designated representative of the underwriters to qualified investors (investisseurs qualifiés), as defined in, and in accordance with, Articles L.411-2 II., D. 411-1 to D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Code monétaire et financier, except that qualified investors shall not include individuals.

United Kingdom. Each underwriter has represented and agreed that:

(a)	it has not offered or sold and will not offer or sell the notes to persons in the United Kingdom prior to this offering except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Prospectus Rules produced by the United Kingdom Financial Services Authority or the Financial Services and Markets Act 2000 (the “FSMA”);

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, The Laws of Hong Kong), or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan. The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Other jurisdictions outside the United States. Each underwriter has represented and agreed that with respect to any other jurisdiction outside the United States, it has not offered or sold and will not offer or sell any notes in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of registered global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one or more global note with respect to each series of the notes to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another, see “Legal Ownership—Global Securities—Special Arrangements for Global Securities in Bearer Form” in the attached prospectus. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership—Global Securities—Special Situations When the Global Security Will Be Terminated” in the attached prospectus.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

We will wire principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through the DTC, Euroclear and Clearstream systems with the following codes:

             notes: CUSIP              and ISIN

             notes: CUSIP              and ISIN

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon by Jones Day, French and U.S. counsel for France Telecom. Certain matters of French law and New York law will be passed upon for the underwriters by DLA Piper UK LLP and DLA Piper LLP (US), respectively.

EXPERTS

The consolidated financial statements of France Telecom incorporated in this prospectus supplement by reference from France Telecom’s 2010 Form 20-F, and the effectiveness of France Telecom’s internal control over financial reporting as of December 31, 2010, have been audited by Deloitte & Associés and Ernst & Young Audit, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference (such reports, respectively, (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the new standards, interpretations and changes in accounting policies applied from January 1, 2010, as it relates to accounting for interests in jointly controlled entities and accounting for actuarial gains and losses on defined benefit plans (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firms given on the authority of such firms as experts in accounting and auditing.

EXCHANGE RATE INFORMATION

The following table sets forth the euro/U.S. dollar exchange rate from 2006 through September 2, 2011 based on the noon buying rate expressed in U.S. dollars per euro. The information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers for foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”). Such rates are provided solely for the convenience of the reader and are not necessarily the rates used by us in the preparation of the consolidated financial statements included in our 2010 Form 20-F. We do not represent that euros were, could have been, or could be, converted into U.S. dollars at these rates or at any other rate. See “Item 3 Key Information—3.D Risk factors—Financial Risks—Foreign Exchange Risks—France Telecom’s results and cash position are exposed to exchange rate fluctuations” of our 2010 Form 20-F. For information regarding the effect of currency fluctuations on our results of operations, see also “Item 5 Operating and Financial Review and Prospects” of our 2010 Form 20-F.

U.S. dollars per euro	Period End Rate	Average Rate(1)	High	Low
YEARLY AMOUNTS
2010	$1.3269	$1.3261	$1.4536	$1.1959
2009	$1.4332	$1.3935	$1.5100	$1.2547
2008	$1.3919	$1.4726	$1.6010	$1.2446
2007	$1.4603	$1.3797	$1.4862	$1.2904
2006	$1.3197	$1.2661	$1.3327	$1.1860

MONTHLY AMOUNTS
April 2011	$1.4821	$1.4460	$1.4821	$1.4211
May 2011	$1.4376	$1.4335	$1.4875	$1.4015
June 2011	$1.4523	$1.4403	$1.4675	$1.4155
July 2011	$1.4388	$1.4275	$1.4508	$1.4014
August 2011	$1.4463	$1.4316	$1.4463	$1.4158
September 2011 (through September 2)	$1.4203	$1.4243	$1.4283	$1.4203

(1)	The average of the Noon Buying Rates on the last business day of each month (or portion thereof) during the relevant period for the yearly average and on each business day of the month (or portion thereof) for the monthly average

On September 2, 2011, the Noon Buying Rate was $1.4203 per euro.

PROSPECTUS

FRANCE TELECOM

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell these debt securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that France Telecom filed on December 8, 2008 with the U.S. Securities and Exchange Commission using the shelf registration process. France Telecom may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that France Telecom may offer. Each time France Telecom sells debt securities, it will provide one or more prospectus supplements that will contain specific information about the terms of those securities and the offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the heading “Where You Can Find More Information” prior to purchasing any of the securities offered by this prospectus.

Unless otherwise indicated, information and statistics presented herein regarding market trends and France Telecom’s market share relative to its competitors are based on its own research and various publicly available sources.

As used herein, the terms “Company,” “France Telecom,” “France Telecom group,” the “Group,” “we,” “our”, “ours” and “us”, unless the context otherwise requires, refer to France Telecom together with its consolidated subsidiaries, and “France Telecom S.A.” refers to the parent company, a French société anonyme (corporation), without its subsidiaries.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 or Section 21E of the U.S. Securities Exchange Act of 1934) about France Telecom., including, without limitation, certain statements made in Item 5 “Operating and Financial Review and Prospects – 5.1.5 Outlook” of France Telecom’s 2007 Annual Report on Form 20-F, as defined below. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “is expected to,” “will,” “should,” “seeks,” “anticipates,” “outlook,” “target,” “objective,” or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by the forward-looking nature of discussions of strategy, plans or intentions. Although we believe these statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, including matters not yet known to us or not currently considered material by us, and there can be no assurance that anticipated events will occur or that the objectives set out will actually be achieved. Forward-looking statements speak only as of the date they are made. Other than as required by law, we do not undertake any obligation to update them in light of new information or future developments.

Important factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among others:

•	changes in general economic and business conditions in the markets served by France Telecom and its affiliates;

•

the effectiveness of the integrated operator strategy including the success and market acceptance of the “NExT” plan (New Experience in Telecommunications), the Orange brand, and other strategic, operating and financial initiatives;

•	France Telecom’s ability to adapt to the ongoing transformation of the telecommunications industry, in particular to technological developments, new customer expectations, and intense competition;

•	regulatory developments and constraints, and the outcome of legal proceedings related to regulation;

•	the success of our domestic and international investments, joint ventures and strategic relationships;

•	the effects of mergers and consolidations within the telecommunications industry;

•	risks related to information and communication technology systems generally; and

•	exchange rate fluctuations.

We urge you to carefully review and consider the various disclosures we make in this prospectus, including the documents incorporated by reference, concerning the factors that may affect our business, including the disclosures made in “Item 3. Key Information—Risk Factors,” “Item 5. Operating and Financial Review and Prospects,” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” on France Telecom’s 2007 Annual Report on Form 20-F, as defined below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers and file annual and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov. However, if we satisfy the applicable conditions set forth in the SEC rules, we may seek to suspend or terminate our Exchange Act reporting obligations.

Our shares are listed on Euronext Paris and the New York Stock Exchange, the latter in the form of American Depository Shares (“ADS”). You can consult reports and other information about us that are filed pursuant to the rules of Euronext Paris and the New York Stock Exchange at these exchanges.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of that registration statement and does not contain all the information in that registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Group, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus,
•	we can disclose important information to you by referring to those documents, and
•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•	Our Annual Report on Form 20-F for the year ended December 31, 2007 (the “2007 Form 20-F”) (File No.001-14712), filed with the SEC on May 2, 2008, and
•	Any document in the future filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed. Any report on

Form 6-K that we furnish to the SEC on or after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus and that it is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, 6, place d’Alleray, 75015 Paris, France, Tel: +33-1-44-44-22-22.

The 2007 Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus, to the extent applicable, automatically updates and supersedes the information in the 2007 Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

France Telecom S.A. is a corporation organized under the laws of France. All of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors:

•	to obtain jurisdiction over our company or our directors in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;
•	to enforce judgments obtained in such actions against us or our directors;
•	to enforce against us or our directors in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

Actions brought in France for enforcement of judgments of U.S. courts rendered against French persons, including some directors of our company, would require those persons to waive their right to be sued in France under Article 15 of the French Civil Code. None of our officers or directors have waived that right. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions. Each of the foregoing statements applies to our auditors as well.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under “Where You Can Find More Information.” This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus, and the final term sheet, if any, and prospectus supplement relating to the particular securities being offered.

France Telecom

France Telecom S.A. is a société anonyme incorporated under the laws of France. France Telecom is the leading broadband Internet service provider and the number three mobile operator in Europe and is a worldwide leader in telecommunication services for multinational corporations. France Telecom offers its individual customers, businesses and other telecommunications operators an extended line of services covering fixed and mobile communications, data transmission, the Internet and multimedia, and other added-value services. As of December 31, 2007, France Telecom provided services to 170.1 million customers, up from 158.6 million customers at December 31, 2006.

France Telecom has been listed on Euronext Paris and on the New York Stock Exchange (“NYSE”) since October 1997, when the French government sold 25% of its shares to the public and to France Telecom employees. France Telecom’s transfer from the public sector to the private sector took place on September 7, 2004 further to the government’s disposal of 10.85% of France Telecom’s capital. At June 30, 2008, the French government directly or indirectly owned 26.69% of France Telecom S.A.’s capital.

France Telecom’s principal executive office is located at 6, Place d’Alleray, 75015 Paris, France and the telephone number is +33-1-44-44-22-22.

Debt Securities

For any particular debt securities we may offer, the applicable final term sheet, if any, and the applicable prospectus supplement will describe the title of the debt securities, the aggregate principal or face amount and the purchase price; the stated maturity; the amount or manner of calculating the amount payable at maturity; the rate or manner of calculating the rate and the payment dates for interest, if any; the redemption or repurchase terms; and any other specific terms. The debt securities will be issued pursuant to an indenture (the “Indenture”) entered into between us and Bank of New York Mellon, which acts as trustee (the “Trustee”).

When we use the term “securities” or “debt securities” in this prospectus, we mean any of the debt securities we may offer with this prospectus. This prospectus, including this summary, describes the general terms that may apply to the securities; the specific terms of any particular debt securities that we may offer will be described in the prospectus supplement.

Form of Securities

The securities of a series may be offered in the form of one or more global certificates in registered form that will be deposited with a depositary, such as The Depository Trust Company, Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, as specified in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to buy securities. In particular, you should review the risks relating to our business included in our Annual Report on Form 20-F, incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered by this prospectus could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the securities

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the securities and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the securities now face.

At any point in time there may or may not be an active trading market for our debt securities

At any point in time there may or may not be an active trading market for our debt securities. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. While we may decide to list a particular series of debt securities on one or more stock exchanges, we expect that many of our debt securities will not be listed on any exchange. Among the factors that could cause the debt securities to trade at a discount are:

•	an increase in prevailing interest rates;
•	a decline in our credit worthiness;
•	a weakness in the market for similar securities; and
•	declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

France Telecom S.A. receives cash flows from its subsidiaries which can be used to meet its payment obligations under the securities. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to France Telecom S.A.’s right to receive payment from the assets of that subsidiary, holders of the securities will be effectively subordinated to creditors of the subsidiaries insofar as cash flows from those subsidiaries are relevant to the securities. The terms and conditions of the securities and the indenture under which they are issued do not limit the amount of liabilities that subsidiaries of France Telecom may incur. As of June 30, 2008, the total outstanding net financial debt of France Telecom amounted to 38,204 million euros, of which 31,125 million euros represented the net financial debt of France Telecom S.A. and 7,079 million euros represented the net financial debt of other Group entities. The latter corresponds to the net financial debt of such other Group entities after applying the relevant consolidation percentage and eliminating intra-group financial debt. In addition, certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to France Telecom S.A.

Since the debt securities are unsecured, your right to receive payments will be effectively subordinated to the rights of any secured creditors.

The debt securities that we are offering will be unsecured. Although the indenture governing our debt securities contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure certain types of bonds or similar debt instruments unless we make a similar pledge to secure the debt securities offered by this prospectus as described under “Description of Debt Securities – Negative Pledge” we and our principal subsidiaries are otherwise entitled to pledge our assets. If we default on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent we have previously granted security over our assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before we can make payment on the debt securities. As a result, there may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness, including debt securities, in the remaining assets.

We are not restricted in our ability to dispose of our assets by the terms of the debt securities.

We are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the debt securities. If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support our debt securities.

Our credit ratings may not reflect all risks of an investment in the securities.

The credit ratings ascribed to us and the securities are intended to reflect our ability to meet our payment obligations in respect of the securities, and may not reflect the potential impact of all risks related to structure and other factors on the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the securities.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

France Telecom S.A. is a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, it may be difficult for investors to obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in France. See “Enforceability of Certain Civil Liabilities.”

CAPITALIZATION

The following table sets forth our current and long-term liabilities and total capitalization as of June 30, 2008 prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board 1 (“IFRS”).

As at June 30, 2008
(in millions of €)
(A) Short-term Financial Liabilities (including short term portion of long term financial liabilities) that are:
Guaranteed (1)	57
Secured (2)	2
Unguaranteed/Unsecured	7,781

Total short-term financial liabilities	7,840

(B) Long-term Financial Liabilities (excluding short term portion) that are:
Guaranteed (1)	201
Secured (2) (3)	1,036
Unguaranteed/Unsecured (4)	34,206

Total long-term financial liabilities	35,443

(C) Minority Interests (excluded from net income):	3,700

(D) Equity attributable to shareholders of France Telecom S.A. (excluding net income):
Share capital (5)	10,459
Statutory Reserves	1,046

Other Reserves (6)	15,177

Equity attributable to equity holders of France Telecom S.A. (excluding net income)	26,682

Capitalization	73,665

(1) Neither France Telecom S.A. nor its subsidiaries have financial indebtedness guaranteed by third parties outside of France Telecom other than certain indebtedness of Telekomunikacja Polska SA (“TP SA”) guaranteed by the European Investment Bank.

(2) Does not include certain financial debt, comprised of asset- or, mortgage-backed securities or capitalized leases with respect to which either France Telecom S.A. or any of its subsidiaries has given pledges, guarantees, privileges or other security interests.

(3) Includes 994 million euros (865 million euros for France Telecom and 129 million euros for TP SA) constituting cash collateral for derivatives and 40 million euros as escrow (gage espèces) in relation to the indemnification undertaking given to the financial institution assignee of future receivables from the French State. Regarding cash collateral for derivatives, France Telecom has concluded agreements with various financial counterparts that may incur a monthly settlement corresponding, subject to thresholds conditions, to the variation in the market value of these instruments (mark to market). France Telecom has issued notes in foreign currencies (USD, CHF, JPY, GBP) which it has generally swapped for euro.

(4) In addition, France Telecom issued bonds in August and November 2008 under its EMTN Program for an aggregate principal amount of 1,359 million euros.

(5) Includes 0.4 million new shares issued following the exercise of stock options or option based liquidity instruments (Instruments de Liquidité sur Options) that have not yet been recorded by the Board of Directors. Additional new shares have been issued following the exercise of stock options or option based liquidity instruments since June 30, 2008.

(6) Other reserves include reserves with respect to issue premiums, conversions, gains (losses) registered directly in shareholders’ equity and accumulated reserves (losses). At the date of this prospectus, these reserves have decreased by 1,563 million euros due to the payment of an interim dividend on September 11, 2008.

As of the date of this prospectus, except as disclosed above no significant change has occurred (with respect to the information presented above) since June 30, 2008.

[1]

As of June 30, 2008, the accounting standards and interpretations endorsed by the European Union are similar to the compulsory standards and interpretations published by the IASB with the exception of the IAS 39 standard, only partially endorsed by the European Union, which has no effect on France Telecom’s accounts. Consequently, France Telecom’s accounts are prepared in accordance with the IFRS standards and interpretations, as published by the IASB.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of our earnings to fixed charges for each of the four years ended December 31, 2007 and for the six months ended June 30, 2008, computed on the basis of IFRS.

Six months ended June 30,	Year ended December 31,
2008	2007	2006	2005	2004
3.40x	3.22x	1.99x	2.89x	2.14x

In calculating the ratio of earnings to fixed charges, we used the following definitions:

•

the term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense; and

•	the term “earnings” is the amount resulting from adding and subtracting the following items:

–

add (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, and (c) distributed income of equity investees, and

–	subtract, from the total of the added items, the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus. The debt securities that we may issue are governed by a contract between us (the “Issuer”) and The Bank of New York Mellon, as trustee, called an indenture.

The trustee under the indenture has two main roles:

• first, it can enforce your rights against us if we default. The indenture requires that certain actions by the holders must be taken and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of the outstanding debt securities of a series. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default — Remedies If an Event of Default Occurs” below; and

• second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement of which this prospectus forms a part. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement. Specific terms of the debt securities may also be contained in a written communication from us or the underwriters or agents, as applicable.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 1.01) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Taxation — United States Taxation.” The debt securities may also be issued as indexed securities or securities denominated in currencies other than U.S. dollars or in currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to each series of debt securities will describe the following terms of that series:

• the title of that series of debt securities;

• the authorized denominations if other than the denominations set forth in the indenture;

• the aggregate principal amount of that series of debt securities to be issued;

• the date or dates on which we will pay the principal of the series of debt securities;

• the rate or rates, which may be fixed or variable, per annum and, if variable, the method of determination of such rate or rates at which the related series of debt securities will bear interest, if any, and the date or dates from which interest, if any, will accrue;

• the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

• any deletions or modifications of or additions to the Events of Default set forth below and related remedies described below or our covenants set forth in the indenture;

• any provisions for redemption at the option of the holder;

• if other than the principal amount thereof, the portion of the principal amount of the debt securities of that series that will be payable upon any declaration of acceleration of maturity;

• the currency of payment of principal of, premium, if any, interest and additional amounts (as defined below), if any, on that series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

• if the principal amount payable at maturity of the series of debt securities will not be determinable until maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

• any index used to determine the amount of payment of principal of, premium, if any, and interest on that series of debt securities;

• whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership — Global Securities,” and the depositary or its nominee with respect to that series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

• whether the series of debt securities can be redeemed at our option and any make-whole amount (if applicable);

• if applicable, a discussion of any material US federal or French income tax considerations; and

• any other special features of that series of debt securities. (Section 2.01)

In this description of debt securities “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the section “Legal Ownership — Street Name and Other Indirect Holders.”

Additional Mechanics Exchange and Transfer

The debt securities will be issued:

• only in fully registered form;

• without interest coupons; and

• in denominations that are indicated in the applicable prospectus supplement.

You may have your debt securities of any series broken into more debt securities of smaller denominations of the same series or combined into fewer debt securities of larger denominations of the same series, as long as the total principal amount is not changed. (Section 2.05) This is called an exchange.

You may exchange or transfer registered debt securities at the corporate trust office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 2.05)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 2.05)

If we have designated additional transfer agents, they are named in the prospectus supplement with respect to each series of debt securities. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 6.02)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.05)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 2.09)

We will pay interest, principal and any other money due on the registered debt securities at the trustee’s corporate trust office. That office is currently located at 101 Barclay Street – 8W, New York, N.Y. 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office, but we must maintain an office or agency in each place of payment for the debt securities of any series. These offices are called paying agents. We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 6.02)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 6.03)

Special Situations

Consolidation, Merger and Sale of Assets

We or any Principal Subsidiary (as defined below), without the consent of the holders of the debt securities, may consolidate with, or merge into, or convey, transfer or lease our respective assets substantially as an entirety to any corporation duly incorporated in any jurisdiction; provided that:

(i)     we or another of our subsidiaries is the successor corporation; or

(ii)    such merger, conveyance, transfer or lease occurs between us and a Principal Subsidiary or between Principal Subsidiaries; or

(iii) (a) the creditworthiness of the successor corporation is not materially weaker than our creditworthiness or the creditworthiness of the applicable Principal Subsidiary, as the case may be, immediately prior to such merger, consolidation, conveyance, transfer or lease; (b) any successor corporation assumes our obligations under the debt securities and the indenture (including the obligation to pay additional amounts); (c) after giving effect to the transaction, no event that, after notice or lapse of time, would become an event of default, shall have occurred and be continuing; (d) the debt securities will be valid and binding obligations of the successor corporation entitling the holders thereof, as against the successor corporation, to all rights of holders of debt securities under the indenture and the debt securities; and (e) certain other conditions are met (including payment of additional amounts, if any, resulting from such consolidation, merger, conveyance, transfer or lease of assets).

It is possible that the U.S. Internal Revenue Service (“IRS”) may deem a consolidation, merger or other similar transaction or a transfer of our obligation under the debt securities to a subsidiary to result in an exchange for U.S. federal income tax purposes of outstanding debt securities for new debt securities by the holders of the outstanding debt securities. If this IRS position were sustained, this could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

If the jurisdiction of incorporation of the successor corporation is not France, then such jurisdiction will be substituted for France in the Payment of Additional Amounts section.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specific approval in order to:

• change the stated maturity of the principal or interest on a debt security;

• reduce the principal amount of, or the rate of interest or any premium payable on, a debt security;

• change any obligation to pay additional amounts;

• reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

• change the place or currency of payment on a debt security;

• impair your right to sue for payment of principal, interest, premium or any additional amount that has not been paid once it has become due;

• reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

• reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

• modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 10.02)

Changes Requiring a Qualified Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a qualified majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 10.02) For example, this vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 8.01)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 10.02)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

• for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

• for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the related prospectus supplement.

• debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased pursuant to any applicable defeasance provisions described in the related prospectus supplement. (Section 1.01)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of a specified series that are entitled to vote or take other action under the indenture, such as with respect to changes to the indenture and/or debt securities or the waiver of certain covenants. If we set a record date for this purpose, that vote or waiver may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date. (Sections 14.14)

Under the indenture, a qualified majority exists with respect to a series of debt securities when at least two-thirds of the aggregate principal amount of outstanding debt securities of such series are present, in person or by proxy, at a meeting of holders of the affected series of debt securities, also known as a debt holder meeting, and a vote of two-thirds is cast with respect to those outstanding debt securities. If the required percentage of a particular series of debt securities present in person or by proxy does not reach two-thirds at the initial debt holder meeting, a qualified majority will still exist if at a second debt holder meeting a vote of the holders of two-thirds of the outstanding debt securities present, in person or by proxy, is cast, irrespective of the amount of debt securities represented at that meeting.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “— Optional Tax Redemption.”

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase will be canceled. (Section 2.08)

We shall not be required to establish a sinking fund.

Payment of Additional Amounts

We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law. If French law requires that any payment of principal and interest in respect of any debt security is subject to deduction or withholding in respect of any present or future taxes, duties, assessments or governmental charges whatsoever nature, all of which we call taxes, imposed or levied by, or on behalf of France or any political subdivision of, or any authority therein or thereof having power to tax, we will, to the fullest extent then permitted by law, pay such additional amounts as may be necessary in order that the net amounts received by the holders of the debt securities after such deduction or withholding shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the debt securities in the absence of such withholding or deduction, (which we refer to as the additional amounts); except that no such additional amounts shall be payable with respect to any debt security:

• presented for payment by or on behalf of, a holder (including a beneficial owner (ayant droit)), who is liable for such taxes in respect of such debt security by reason of his having some connection with France other than the mere holding of (or beneficial ownership with respect to) the debt security;

• where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC, as amended from time to time, or any law implementing or complying with, or introduced in order to conform to, such Directive;

• presented for payment by or on behalf of a holder of any debt security, who would have been able to avoid such withholding or deduction by presenting the relevant Security to another paying agent in a Member State of the European Union;

• where presentation of the debt security is required for payment, more than 30 days after the Relevant Date (as defined below) except to the extent that the holder would have been entitled to such additional amounts on presenting it for payment on such thirtieth day; or

• where the holder does not satisfy the requirements conditioning the exemption of withholding tax provided for in article 125 A III of the French Code Général des Impôts (which in most cases requires providing an annual certificate of residency outside of France), or a similar exemption under the applicable laws of the Issuer’s jurisdiction of incorporation.

For the purpose of the payment of additional amounts, “Relevant Date” in respect of any debt security means the date on which such payment first becomes due or, if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or where presentation for payment is required, if earlier, the date seven days after that on which notice is duly given to the holders that, upon further presentation of the debt security being made in accordance with the terms and conditions of the debt security, such payment will be made, provided that payment is in fact made upon such presentation. (Section 6.08)

Optional Tax Redemption

The prospectus supplement will describe the terms of any option we may have to redeem the debt securities of a given series if:

(a) on the occasion of the next payment due under such debt securities, we have or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the Republic of France or any political subdivision or any authority in or of the Republic of France having power to tax, or any change in the application or official interpretation of such laws or regulations, or as a result of any change in, or amendment to, or any change in the application or official interpretation of, the law of any jurisdiction in which a successor to, or substitute obligor, of our company is incorporated or is a resident for tax purposes subsequent to the date of succession, we would be required to pay additional amounts as described above under “Payment of Additional Amounts”; and which we call an optional tax redemption, provided that no notice of optional tax redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the debt securities then due; and

(b) we cannot avoid this obligation by taking reasonable measures available to us.

Debt securities redeemed pursuant to an optional tax redemption will be redeemed at an amount equal to the principal amount thereof together with additional amounts, if any, and interest accrued to (but excluding) the date of redemption.

Other Indebtedness

We covenant and agree that in the event that any of our indebtedness in respect of moneys borrowed in excess of EUR 50,000,000 or its equivalent in any other currencies, other than the debt securities, is not paid when due or, as the case may be, at the expiry of any applicable grace period, or any guarantee we give in respect of moneys borrowed is not honored, all amounts payable with respect to any debt securities shall become immediately due and payable at the principal amount, together with interest and additional amounts accrued to the date of repayment, unless we are contesting in good faith that such debt is due or that such guarantee is callable so long as the dispute is being defended and has not been fully adjudicated or unless such non-payment arose due to “a technical failure or administrative error and is remedied within the shorter of the applicable grace period and eight business days next following the service on us by the holder of any debt security of notice requiring repayment thereof. For the purposes of this paragraph only, business day means a day on which commercial banks and foreign exchange markets settle payment in New York and Paris.

Negative Pledge

As long as any debt security is outstanding, we will not, and will ensure that none of our Principal Subsidiaries will, create or permit to subsist any mortgage, charge, pledge, lien (other than a lien arising by operation of law) or other form of encumbrance or security interest, each of which we call a security interest, upon the whole or any part of our or their respective undertakings, assets or revenues of whatever nature, present or future, to secure any Relevant Debt (as defined below) or any guarantee or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, our obligations under the debt securities are (A) equally and ratably secured therewith or (B) benefit from a security interest or other arrangement, to the extent permitted by French or other applicable law or regulation, as shall be approved by an act of the holders holding at least a majority of the principal amount of the outstanding debt securities of an affected series. (Section 6.10)

For the purpose of this covenant, “Relevant Debt” means any present or future indebtedness for borrowed money in the form of, or represented by, bonds (obligations), notes or other securities (including titres de créances négociables) that, at the time of the issue, are being, are capable of being, or are intended to be, quoted, listed or ordinarily dealt in on any stock exchange or over-the-counter or other securities market, but excluding present or future indebtedness for borrowed money in the form of such other securities issued by us or a Principal Subsidiary in private placements that we or such Principal Subsidiary shall have required in writing not to be so quoted, listed or ordinarily dealt in.

For the purpose of this covenant and the “Events of Default” described below,

“Principal Subsidiary” means at any relevant time any of our subsidiaries:

(a)

(i) whose total assets or operating income (or, where the Subsidiary in question prepares consolidated financial statements, whose total consolidated assets or consolidated operating income, as the case may be) attributable to us represent not less than fifteen percent of the total consolidated assets or the consolidated operating income of our group, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such subsidiary and our then latest audited consolidated financial statements, and

(ii) whose management and control is exercised by the Issuer.

(b) to which is transferred all or substantially all the assets and undertakings of a subsidiary which immediately prior to such transfer is a Principal Subsidiary.

“Subsidiary” means in relation to any person or entity at any time, which we refer to as an entity, any other person or entity (whether or not now existing) more than 50 percent of the capital of which is held by the entity (as set out in Article L.233-1 of the French Code de Commerce (the French Commercial Code)) or any other person or entity controlled directly or indirectly within the meaning of Article L.233-3 of the French Commercial Code by the entity. (For information purposes only, Article L.233-3 provides that an Entity would be considered to control such person or entity if it (a) holds directly or indirectly a percentage of the share capital that confers upon it a majority of the voting rights; (b) holds alone the majority of voting rights by virtue of an agreement (which is not contrary to the interests of such person or entity) made with the other shareholders of such person or entity, (c) de facto, by virtue of the voting rights it holds, makes decisions at shareholders’ meetings, or (d) it is a shareholder of such person or entity and has the power to appoint or dismiss the majority of the members of the board of directors, or of the supervisory or of the control board (in the case of a company having a supervisory and control board). It is presumed to exercise control if it holds, directly or indirectly, more than 40 percent of the voting rights and no other shareholder holds a larger percentage of the voting rights than it.)

Defeasance and Discharge

We can defease or discharge our obligations under the indenture as set forth below. (Sections 5.01 and 12.01).

Defeasance.

The indenture contains a provision that permits us to elect:

•	to be discharged from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding (Section 5.02); or

•

to be released from our obligations above under “— Other Indebtedness,” “— Negative Pledge,” and “— Consolidation, Merger and Sale of Assets” and omit to comply with such obligations without giving rise to an event of default; and the occurrence of an event of default with respect thereto may be deemed not to be an event of default with respect to any outstanding debt securities of a series of debt securities. (Section 5.03)

We can legally release ourselves from payment or other obligations on the debt securities of a series under the above elections, as applicable, except for obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of a series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of a series on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Events of Default” below. A default for this purpose would also include any event that otherwise would be an event of default, if the requirements for giving us default notice or our default having to continue for a specific period of time were to be disregarded. (Section 5.04)

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead merely repaid the debt securities ourselves in accordance with their terms. (Section 5.04)

However, even if we take these actions, a number of our obligations relating to the debt securities of the series will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust. (Section 5.02)

Discharge Permitted Under Certain Conditions.

Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or by their terms will become due and payable within one year or are scheduled for redemption within one year by irrevocably depositing with the trustee cash in the currency of the series or U.S. government obligations (as defined in the indenture), as trust funds, in an amount certified to be sufficient to pay the principal of such debt securities at maturity (or upon redemption) and the accrued and unpaid interest, and additional amounts, if any, thereon on the scheduled payment dates therefore. (Section 12.01)

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

If any one or more of the following events, each of which we refer to as an event of default, shall occur and be continuing, you will have special rights if it is not cured, as described below:

(a)

if we default in the payment of any principal, interest or additional amounts due in respect of the debt securities or any of them and, with respect to any interest or additional amounts due, the default continues for a period of 15 days next following the service on us by the trustee or any holder of any debt security of written notice requiring the same to be remedied; or

(b)

if we fail to perform or observe any of our other obligations under the indenture or the debt securities and (except in any case where the failure is incapable of remedy when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days next following the service on us by the trustee or of the holders of 25% of the principal amount of debt securities of the affected series of written notice requiring the same to be remedied; or

(c)

prior to redemption in full of the debt securities, we or any of our Principal Subsidiaries is dissolved, wound up or reorganized (either by court order or otherwise) or consolidates with, merges into, or conveys, transfers or leases its assets substantially as an entity to any company other than any consolidation. merger, conveyance, transfer or lease undertaken in accordance with the provisions described under “— Consolidation, Merger and Sale of Assets” above; or

(d)

if we or any of our Principal Subsidiaries makes any proposal for a general moratorium in relation to our or its debt or applies for the appointment of a conciliator (conciliateur) or a mandataire ad hoc enters into an amicable settlement (conciliation) with creditors or a judgment is issued for judicial liquidation (liquidation judiciaire) or for a judicial transfer of the whole of its business (cession totale de l’entreprise à la suite d’un plan de cession) of the Issuer or, to the extent permitted by applicable law, if the Issuer makes any conveyance, assignment or other arrangement for the benefit of creditors or enters into a composition (composition) with creditors; or

(e)

if we or any of our Principal Subsidiaries ceases to carry on all or substantially all of its telecommunications business (which represents a substantial part of our and our subsidiaries’ telecommunications business taken as a whole) carried on by it prior to such cessation, resulting in a reduction of the value of our assets on a consolidated basis; or

(f)

we or any of our Principal Subsidiaries stops or threatens to stop payment of, or is unable to, or admits inability to, pay its debts (or any class of its debts) as they fall due, or is adjudicated or found bankrupt or insolvent; or

(g)

if (A) proceedings (other than under the laws of the Republic of France) are initiated against us or any of our Principal Subsidiaries under any applicable liquidation, insolvency, composition (composition) reorganization or any other similar laws, or an application (other than under the laws of the Republic of France) is made for the appointment of an administrative or other receiver, manager or administrator or any such or other similar official is appointed, in relation to us or, as the case may be, in relation to the whole or a part of our undertakings or assets, or an encumbrance takes possession of the whole or a part of the applicable company’s undertakings or assets (which are material in the context of the issue of the debt securities), or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a part of its undertakings or assets (which are material in the context of the issue of the debt securities); and (B) in any case (other than the appointment of an administrator) are not discharged within 28 days, provided that this paragraph (g) shall not apply to any proceedings against us or a Principal Subsidiary brought by a third party other than an administrative or judicial authority where we can demonstrate that any such proceedings are being contested by us or the Principal Subsidiary in good faith, diligently and by appropriate proceedings in a competent court; or

(h)	any other event of default described in the related prospectus supplement (if any) occurs. (Section 8.01)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 8.01)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonably satisfactory protection from expenses and liability. This protection is called an indemnity. (Section 9.02) If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 8.06)

It may also be possible for you to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

• the trustee must have received written notice that an event of default has occurred and remains uncured.

• The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonably satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

• The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

• No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 8.04)

Nothing, however, will prevent an individual holder from bringing suit to enforce payment. (Section 508)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 6.08)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 14.04) So long as debt securities in global form are outstanding, all notices to be given by us to holders of debt securities will be given to DTC, in accordance with its applicable procedures, from time to time.

We will also insure that notices are duly published in a manner that complies with the rules and regulations of any stock exchange on which the debt securities are for the time being listed. In addition, all notices shall be sent to the trustee. DTC will undertake to communicate these notices to their participants in accordance with their standard procedures.

Neither the failure to give any notice to a particular holder, nor any defect in any notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Notices to be given by any holder of the debt securities shall be in writing and given by lodging the same with the trustee or any paying agent. Such notice may also be given by any holder to the trustee or any paying agent via DTC in such manner that the trustee or paying agent, as the case may be, and DTC may approve for such purpose.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except that the authorization and execution by us of the indenture and the debt securities shall be governed by and construed in accordance with the laws of the Republic of France. Any action arising out of the indenture or the debt securities may be brought in any state or federal court in the Borough of Manhattan, The City of New York. We have irrevocably submitted to the non-exclusive jurisdiction of any of these courts in any such actions and have appointed an authorized agent upon which holders of the debt securities may serve process.

Regarding the Trustee

We and several of our subsidiaries maintain banking relations with the trustee and its affiliates in the ordinary course of our and their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to continue for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of securities, we mean only the actual legal and (if applicable) record Holder of those securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, under the securities run only to the person with whom the securities are deposited, in the case of debt securities in bearer form, or in the special situations described below, to persons who are registered as Holders of the securities, in the case of securities in registered form. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder or person with whom the security is deposited, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect Holders. We may do this in two ways, depending on whether the security is in registered or bearer form.

If the security is in registered form, we require that the global security be registered in the name of a financial institution we select. If the security is a debt security in bearer form, we will deposit the global security with a financial institution we select.

In both cases, we require that the securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary”. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. A prospectus supplement relating to the offering of a series of securities will indicate whether the series will be issued only in the form of global securities, and whether such global securities will be in bearer form, fully registered form or both. For a description of provisions relating to global debt securities in bearer form, see “— Special Arrangements for Global Securities in Bearer Form”.

Special Investor Considerations for Global Securities

As an indirect Holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

The special situations for termination of a global security are:

•

When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and, in the case of debt securities in bearer form, we do not appoint a successor depositary.

•	When we elect to exchange the global securities representing such debt securities for physical certificates representing such debt securities.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed under “Description of Debt Securities We May Offer — Events of Default”.

The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor, in the case of debt securities, the Trustee is responsible for deciding the names of the institutions that will be the initial direct Holders. For more information, see “Description of Debt Securities We May Offer”.

Special Arrangements for Global Securities in Bearer Form

If the debt securities of a series are issued in bearer form, we will deposit a global security representing the debt securities of that series with the depositary who will hold the global security. In turn, it will issue certificateless depositary interests representing 100% of the global security and deposit them with or on behalf of DTC.

You can hold a beneficial interest in the certificateless depositary interests only directly through DTC or indirectly through participants or indirect participants in DTC. These beneficial interests may be held in such denominations as are permitted by DTC. Indirect participants are banks, brokers, dealers, trust companies and other parties, including Euroclear and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant. For a description of the arrangements we have made with Bank of New York Mellon relating to the deposit of the global security with Bank of New York Mellon and Bank of New York Mellon’s issuance of certificateless depositary interests, see “Description of Debt Securities We May Offer—General”. Beneficial interests in the certificateless depositary interests are called book-entry securities.

CLEARANCE AND SETTLEMENT

General

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream, Luxembourg in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

DTC has advised us as follows:

• DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC.

•

DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The DTC Rules applicable to its Participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors who hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment and separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

French Taxation

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the debt securities described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.

This discussion applies to debt securities that are in the form of “obligations” under French law. All of the debt securities we offer hereby will be in the form of “obligations,” except as otherwise set forth in the relevant Prospectus Supplement. If we offer other forms of debt securities, any material tax consequences will be described in the Prospectus Supplement.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposition of the debt securities described in this prospectus.

The following summary does not address the treatment of debt securities that are held by a resident of France or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

Investors should consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposition of debt securities in the light of their particular circumstances.

Taxation of Income

Interest

French Taxation. Payments in respect of the debt securities will be made without withholding or deduction for, or on account of taxes imposed by or on behalf of France, as provided by article 131 quater of the French Tax Code (Code général des impôts), provided that the debt securities are issued or deemed to be issued outside the Republic of France in accordance with French tax law.

Under Tax Ruling 2007/59 (dated January 8, 2008), the issuance under French or foreign law of debt securities which constitute “obligations” for French tax law purposes, issued in Euro or a foreign currency, are deemed to be issued outside of France. Payments of interest and other revenues with respect to the Notes will therefore be made without withholding or deduction for, or on account of taxes imposed by or on behalf of France. Accordingly, such payments do not give the right to any tax credit from any French source.

EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive (in this section “Tax Considerations,” the “Directive”) on the taxation of savings income under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 15% for the first three years after the date of implementation of the Directive, this rate being increased to 20% for the subsequent three years and 35% thereafter. The ending of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.

In relation to French taxation, the Directive has been implemented in French law under Article 242 ter of the Code général des impôts and Articles 49 I ter to 49 I sexies of the Schedule III to the Code général des impôts which impose on paying agents based in France an obligation to report to the French tax authorities certain information with respect to interest payments made to beneficial owners domiciled in another Member State, including, among other things, the identity and address of the beneficial owner and a detailed list of the different categories of interest paid to that beneficial owner.

Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided above in “Description of the Debt Securities — Special Situations — Payment of Additional Amounts”, including under “— Optional Tax Redemption”, or in any applicable prospectus supplement.

Taxation on Sale, Disposal or Redemption of Debt Securities

Non-French resident holders of debt securities who do not hold the debt securities in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of debt securities. Transfers of debt securities made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax

France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Under the estate and gift tax convention between the United States and France, a transfer of debt securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax

French wealth tax (impôt de solidarité sur la fortune) generally does not apply to debt securities owned by non-French residents.

United States Taxation

This subsection deals only with debt securities that are issued in registered form for U.S. tax purposes and are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are issued in bearer form for U.S. tax purposes or debt securities that are to mature more than 30 years from their date of issue and any other special U.S. federal income tax consequences applicable to a particular series of debt securities will be discussed in the related prospectus supplement.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or other entity taxed as a U.S. domestic corporation for U.S. federal income tax purposes, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This summary deals only with U.S. holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, person subject to the alternative minimum tax or a person whose “functional currency” is not the U.S. dollar.

This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations, U.S. Internal Revenue Service administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary assumes that the securities will be characterized as debt rather than equity for U.S. federal income tax purposes and that U.S. holders will treat the securities as such.

You should consult your own tax adviser with respect to the U.S. federal income tax consequences of acquiring, holding and disposing of debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the U.S. Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Under existing law, net long-term capital gain recognized by an individual U.S. holder before January 1, 2011 generally will be subject to tax at a maximum tax rate of 15%, rather than the maximum rate of 35% applicable to net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will generally be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,”

the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the prospectus supplement.

Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the U.S. Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security.

If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the U.S. Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the prospectus supplement.

Information Reporting and Backup Withholding

The paying agent must file information returns with the U.S. Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in any one or more of the following ways:

•	through underwriters;
•	through dealers;
•	through agents;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

The prospectus supplement relating to any offering will contain:

•	the terms of the debt securities being offered;
•	the names of any underwriter, dealers or agents and the respective amounts of debt securities, if any, underwritten or purchased by them;
•	their compensation, in the form of agent’s commission, dealer’s purchase price or underwriter’s discount;
•	the estimated net proceeds to us;
•	the purchase price of the debt securities being offered;
•	the initial public offering price of the debt securities;
•	any exchange on which the debt securities being offered will be listed, if applicable; and
•	the place and time of delivery for securities being offered.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the debt securities contemplated in an offering if they purchase any of such debt securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;
•	insurance companies;
•	pension funds;
•	investment companies;
•	educational and charitable institutions; and
•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or
•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon by Jones Day, French and U.S. counsel for France Telecom. Certain matters of French law and New York law will be passed upon for any underwriters or agents by DLA Piper UK LLP, DLA Piper LLP (US) or any other law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of France Telecom incorporated in this Prospectus by reference from France Telecom’s 2007 Form 20-F, and the effectiveness of France Telecom’s internal control over financial reporting as of December 31, 2007, have been audited by Deloitte & Associés and Ernst & Young Audit, independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference (such reports, respectively, (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to disclosures relating to the European Commission’s decision relative to the business tax system and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firms given on the authority of such firms as experts in accounting and auditing.

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FRANCE TELECOM

$            % Notes due 20

$            % Notes due 20

Prospectus Supplement

September         , 2011

BofA Merrill Lynch

Citigroup

J.P. Morgan